Issuer Free Writing Prospectus dated September 3, 2024 filed pursuant to Rule 433 supplementing the Preliminary Prospectus

Supplement dated September 3, 2024 and the Prospectus dated

December 7, 2022 Registration No. 333-268704

Pricing Term Sheet

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc. (the “Issuer”)

Securities:	4.900% Senior Notes due 2029 (the “2029 Notes”)
5.450% Senior Notes due 2034 (the “2034 Notes”)

Ranking of the Notes:	Senior unsecured

Trade Date:	September 3, 2024

Settlement Date:	September 6, 2024 (T+3)*

Form of Offering:	SEC-Registered (Registration No. 333-268704)

Joint Book-Running Managers:	BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Lloyds Securities Inc.
RBC Capital Markets, LLC

Co-Managers:	CIBC World Markets Corp.
ICBC Standard Bank Plc
ING Financial Markets LLC
C.L. King & Associates, Inc.
Great Pacific Securities
Guzman & Company

Terms Applicable to

4.900% Senior Notes due 2029

Aggregate Principal Amount:	$ 1,000,000,000

Final Maturity Date:	October 6, 2029

Public Offering Price:	99.954%, plus accrued and unpaid interest, if any, from September 6, 2024

Benchmark Treasury:	3.625% due August 31, 2029

Benchmark Treasury Price and Yield:	99-27; 3.659%

Spread to Benchmark Treasury:	+125 bps

Yield to Maturity:	4.909%

Coupon:	4.900%

Interest Payment Dates:	April 6 and October 6 of each year, commencing on April 6, 2025

Day Count Convention:	30 / 360

Optional Redemption:	Par call on September 6, 2029 (the date that is one month prior to the stated maturity date). Prior to the par call date, make-whole at T+20 bps

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X EZ5 / US37045XEZ50

Terms Applicable to

5.450% Senior Notes due 2034

Aggregate Principal Amount:	$750,000,000

Final Maturity Date:	September 6, 2034

Public Offering Price:	99.650%, plus accrued and unpaid interest, if any, from September 6, 2024

Benchmark Treasury:	3.875% due August 15, 2034

Benchmark Treasury Price and Yield:	100-07+; 3.846%

Spread to Benchmark Treasury:	+165 bps

Yield to Maturity:	5.496%

Coupon:	5.450%

Interest Payment Dates:	March 6 and September 6 of each year, commencing on March 6, 2025

Day Count Convention:	30 / 360

Optional Redemption:	Par call on June 6, 2034 (the date that is three months prior to the stated maturity date). Prior to the par call date, make-whole at T+25 bps

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X FA9 / US37045XFA90

* Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the date that is one business day preceding the settlement date will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during such period should consult their own advisors.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: BNP Paribas Securities Corp. at 1-800- 854-5674, Citigroup Global Markets Inc. at 1-800-831-9146, Deutsche Bank Securities Inc. at 1-800-503-4611, J.P. Morgan Securities LLC at 1-212-834-4533, Lloyds Securities Inc. at 1-212-930-5000 and RBC Capital Markets, LLC at 1-866-375-6829.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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